Exhibit 10.6

MEMORANDUM OF UNDERSTANDING

THIS MEMORANDUM OF UNDERSTANDING (“MOU”), is made and entered into as of the 16th day of December, 2017 (the “Effective Date”), by and among Amneal Pharmaceuticals LLC (the “Company”), Paul M. Bisaro (“Bisaro”), Impax Laboratories, Inc. (“Impax”), Amneal Holdings, LLC (“Amneal Holdings”) (solely with respect to and in connection with its obligations set forth in Paragraph 1 of this MOU) and Atlas Holdings, Inc. (“Atlas”). The Company, Impax, Bisaro and Atlas may be referred to herein individually as a “party” and collectively as the “parties.”

WHEREAS, the Company has entered into that certain Business Combination Agreement (the “Business Combination Agreement”), dated as of October 17, 2017, with, among others, Impax and Atlas, pursuant to which the following combination (the “Combination”) is expected to occur: Impax, following its conversion into a limited liability company, will become a wholly owned subsidiary of the Company and Atlas, which will be renamed Amneal Pharmaceuticals, Inc. (“Parent”);

WHEREAS, Bisaro currently serves as the Chief Executive Officer of Impax pursuant to that certain employment agreement entered into between Bisaro and Impax dated March 24, 2017 (the “Existing Employment Agreement”);

WHEREAS, on October 17, 2017, Bisaro executed a Waiver of the Good Reason, which is attached hereto as Exhibit A (the “Waiver”), whereby Bisaro agreed that the neither the Combination nor the Business Combination Agreement would constitute Good Reason under the Existing Employment Agreement;

WHEREAS, in consideration for the Waiver, the parties are entering into this MOU, to evidence their agreement that as of the closing of the Combination pursuant to the terms of the Combination Agreement (the “Closing”) Bisaro shall commence serving Parent as Executive Chairman and no later than immediately following the Closing, Bisaro and Parent shall enter into an employment agreement setting forth the terms and conditions for such service substantially in the form attached hereto as Exhibit B (the “Amneal Employment Agreement”); and

WHEREAS, the parties anticipate that the Closing will occur prior to December 31, 2018.

NOW THEREFORE, in consideration of the mutual promises between the parties and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Combination and Employment. The parties represent and warrant that, subject to Bisaro continuing to serve as the Chief Executive Officer of Impax through the Closing and Robert Stewart commencing employment as Chief Executive Officer of Parent at the Closing, (a)

as of the Closing, Bisaro shall commence serving as the Executive Chairman of Parent, (b) no later than immediately following the Closing, Bisaro and Parent shall enter into the Amneal Employment Agreement, substantially in the form attached hereto as Exhibit B, and (c) upon the later of the Closing or the date the Amneal Employment Agreement is entered into, the Existing Employment Agreement shall terminate without triggering any right to severance thereunder. Bisaro and Parent shall each execute and deliver the Amneal Employment Agreement to the other party no later than immediately following the Closing, which execution and delivery shall in no event be more than thirty (30) days following the Closing. As of the Effective Date, Impax holds all of the voting stock of Parent and on or after the Closing, Amneal Holdings and Impax shall cause the board of directors of Parent to authorize and approve the Amneal Employment Agreement, substantially in the form attached hereto as Exhibit B, and shall further authorize the officers of Parent to fulfill the obligations designated to Parent under this MOU upon the terms and conditions set forth herein.

2. Term and Termination. The term of this MOU is twelve (12) months from its Effective Date. This MOU shall terminate upon the earliest of (a) the later of the Closing or the execution and delivery of the Amneal Employment Agreement by each of Parent and Bisaro, substantially in the form attached hereto as Exhibit B; or (b) twelve (12) months from the date first set forth above.

3. Impax Employment Agreement. The Existing Employment Agreement shall remain in full force and effect, subject to the Waiver, until the termination of this MOU under Paragraph 2(a) above. In the event of the termination of the MOU under Paragraph 2(b), the Existing Employment Agreement shall remain in full force and effect after termination of the MOU according to its original provisions. In the event of a termination of the MOU under Paragraph 2(a) above, Bisaro agrees to execute such other documents as shall be reasonably determined necessary or appropriate by Parent to evidence the termination of the Existing Employment Agreement without triggering any severance obligations thereunder. Notwithstanding the above, all payments, salary, bonuses, benefits or options which were earned or vested but unpaid prior to termination of the Existing Employment Agreement shall be paid or provided to Bisaro within ten (10) days of the termination of the Existing Employment Agreement. Notwithstanding the above, the Stock Option Agreement between Impax and Bisaro shall continue to be in full force and effect, without modification, notwithstanding the termination of the MOU or the Existing Employment Agreement.

4. Governing Law. This MOU shall be governed and has been constructed in accordance with the laws of the State of New Jersey without application of any conflict of laws or choice of law provision.

(Signatures on following page)

IN WITNESS WHEREOF, the parties have executed this MOU as of the date indicated.

Amneal Pharmaceuticals LLC

By:	/s/ Chirag Patel
Name:	Chirag Patel
Title:	Manager

Impax Laboratories, Inc.

By:	/s/ Bryan M. Reasons
Name:	Bryan M. Reasons
Title:	Executive Vice President and Chief Financial Officer

Amneal Holdings, LLC

By:	/s/ Chirag Patel
Name:	Chirag Patel
Title:	Manager

Atlas Holdings, Inc.

By:	/s/ Bryan M. Reasons
Name:	Bryan M. Reasons
Title:	Executive Vice President and Chief Financial Officer

/s/ Paul M. Bisaro
Paul M. Bisaro

Exhibit A

Waiver

(attached)

Private and Confidential

October 17, 2017

Paul M. Bisaro

[Redacted]

Dear Paul,

Reference is made to (1) that certain Business Combination Agreement, dated as of October 17, 2017 (the “Business Combination Agreement”), by and among Impax Laboratories, Inc., a Delaware corporation (the “Company”), Atlas Holdings, Inc., a Delaware corporation and a wholly-owned Subsidiary of Impax (“Holdco”), K2 Merger Sub Corporation, a Delaware corporation and a wholly-owned Subsidiary of Holdco (“Merger Sub”) and Amneal Pharmaceuticals LLC, a Delaware limited liability company (“Amneal”) and (2) that certain Employment Agreement, dated as of March 24, 2017 (the “Employment Agreement”), between yourself and the Company.

You hereby acknowledge and agree that neither (i) the execution of the Business Combination Agreement by Impax or its adoption by the stockholders of Impax nor (ii) the consummation of the Transactions or the occurrence of the Closing (as such terms are defined in the Business Combination Agreement) shall constitute “Good Reason” solely for purposes of clause (ix) of the definition of “Good Reason” in your Employment Agreement.

[Signature Page Follows]

Impax Laboratories 100 Somerset Corporate Boulevard, Suite 3000 Bridgewater, N.J. 08807 732.595.4600 Phone 732.595.4753 Fax	CORPORATE HEADQUARTERS: 30831 Huntwood Avenue, Hayward CA 94544 510.240.6000 Phone 510.240.6096 Fax	www.impaxlabs.com

Sincerely,

/s/ Bryan M. Reasons
Bryan M. Reasons
SVP, Finance and Chief Financial Officer
Impax Laboratories, Inc.

Acknowledged and agreed,

/s/ Paul M. Bisaro
Paul M. Bisaro

October 17, 2017
Date

Exhibit B

Amneal Employment Agreement

(attached)

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of [●] (the “Effective Date”), by and between Amneal Pharmaceuticals, Inc. (“Amneal”) and Paul M. Bisaro (the “Executive”).

WITNESSETH:

WHEREAS, The Executive currently serves as the Chief Executive Officer of Impax Laboratories, Inc. (“Impax”) pursuant to that certain employment agreement entered into between the Executive and Impax dated March 24, 2017 (the “Existing Employment Agreement”);

WHEREAS, Amneal Pharmaceuticals LLC (the “Company”), Impax and Atlas Holdings, Inc. entered into a Business Combination Agreement dated as of October 17, 2017 pursuant to which Impax, following its conversion into a limited liability company, became a wholly owned subsidiary of the Company and Atlas Holdings, Inc., which was renamed Amneal Pharmaceuticals, Inc.;

WHEREAS, the Executive possesses unique personal knowledge, experience and expertise;

WHEREAS, upon execution of this Agreement, the Executive shall cease to serve Impax as Chief Executive Officer, the Existing Employment Agreement shall terminate without triggering any severance thereunder and the Executive shall commence serving Amneal as Executive Chairman pursuant to the terms and conditions of this Agreement; and

WHEREAS, Amneal and the Executive desire to enter into this Agreement as to the terms and conditions of the Executive’s service to Amneal.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	EMPLOYMENT AND DUTIES

1.1 Term of Employment. Subject to Section 8.2 below, the Executive’s initial term of employment under this Agreement shall commence on the Effective Date and shall continue until the third anniversary of the Effective Date (the “Initial Term”), unless further extended or earlier terminated as provided in this Agreement. This Agreement will automatically be renewed for single one-year periods unless written notice of non-renewal (a “Non-Renewal Notice”) is provided by any party at least 90 days prior to the end of the Initial Term or the successive one-year period then in effect or unless earlier terminated as provided in this Agreement. Neither non-renewal of this Agreement for additional periods after the second anniversary of the Closing, nor expiration of this Agreement as a result of such non-renewal, shall, by itself, result in termination of the Executive’s employment. The period of time between the Closing and the termination of the Executive’s employment under this Agreement or the expiration of this Agreement, whichever is earlier, shall be referred to herein as the “Term.”

1.2 General.

1.2.1 Subject to the terms set forth herein, effective as of the Closing, the Executive shall serve as the Executive Chairman of Amneal and shall have the authorities, duties and responsibilities as are usual and customary for such position or are prescribed by Amneal’s bylaws and as may from time to time be delegated to him by the board of directors of Amneal (the “Board”), which include but are limited to the following: [INSERT LIST OF DUTIES].

1.2.2 As of the Effective Date, Executive shall serve as a director of the Board. Thereafter, during the Term, at each applicable annual meeting of Amneal’s stockholders, the Board, subject to its fiduciary duties, shall nominate and recommend the election of the Executive by Amneal’s stockholders as a director. Upon termination of the Executive’s employment for any reason under this Agreement or upon the expiration of the Term of this Agreement, the Executive shall resign immediately upon request of the Board from all officer and director positions held by him with Amneal or any of its Subsidiaries. For purposes of this Agreement, the term “Subsidiaries” shall mean any entity with voting equity securities that are more than 50% controlled by Amneal as the parent company or the holding company.

1.2.3 The Executive shall faithfully and diligently discharge his duties hereunder and use his best efforts to implement the policies established from time to time by the Board. The Executive shall devote all of his business time, attention, knowledge and skills faithfully, diligently and to the best of his ability, in furtherance of the business and activities of Amneal; provided, however, that nothing in this Agreement shall preclude the Executive from devoting reasonable periods of time required for:

(i) serving as a director or member of a committee, in each case, in a non-lead, non-chair role, of up to two (2) publicly traded corporations and up to one (1) private organization or corporation, in each case, that does not, in the good faith determination of the Board, compete with Amneal or any of its Subsidiaries or otherwise create, or could create, in the good faith determination of the Board a conflict of interest with the business of Amneal or any of its Subsidiaries;

(ii) delivering lectures, fulfilling speaking engagements, and any writing or publication relating to his area of expertise; provided, however, that any fees, royalties or honorariums received therefrom shall be promptly turned over to Amneal;

(iii) engaging in professional organization and program activities;

(iv) managing his personal passive investments and affairs; and

(v) participating in charitable or community affairs;

provided that such activities do not materially, individually or in the aggregate, interfere with the performance of his duties and responsibilities under this Agreement or create a conflict of interest with the business of Amneal or any of its Subsidiaries as determined in good faith by the Board. Notwithstanding the foregoing, the Executive shall be permitted to continue to serve on the boards of directors upon which he serves as of the Effective Date, provided, that he takes all reasonably necessary actions to terminate any such service that violates this Section 1.2.3 on or prior to the three-month anniversary of the Effective Date and in the interim, shall cooperate with the Board to limit any interference, conflict or violation.

1.3 Reimbursement of Expenses. Amneal shall reimburse the Executive for all reasonable, documented, out-of-pocket travel and other business expenses incurred by the Executive in the performance of the Executive’s duties to Amneal in accordance with Amneal’s applicable expense reimbursement policies and procedures as are in effect from time to time. To the extent any such reimbursements (and any other reimbursements of costs and expenses provided for herein) are includable in the Executive’s gross income for Federal income tax purposes, all such reimbursements shall be made no later than March 15 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred.

2.	COMPENSATION

2.1 Base Salary. During the Term, the Executive shall be entitled to receive a base salary at the annual rate of $750,000, subject to increase, or decrease, only if salary decreases are concurrently implemented across the senior executives of Amneal as determined by the Board or the Compensation Committee of the Board from time to time in its discretion, payable in accordance with the payroll practices of Amneal (the “Base Salary”).

2.2 Incentive Bonuses. During the Term, the Executive shall be eligible to receive an annual bonus targeted at 100% of the Executive’s Base Salary (the “Incentive Bonus”) under the annual incentive program adopted by the Board, as may be amended from time to time. Such bonus shall be paid within 2-1/2 months following the end of the calendar year to which it relates. The amount of Incentive Bonus payable for any year shall be based on the achievement of performance objectives established by the Board, as determined in its discretion, and, based on achievement, may be between zero and 150% of the Executive’s Base Salary. The Incentive Bonus will be prorated for the Executive’s initial year of employment. The Executive must be employed by Amneal through the date of payment of any Incentive Bonus in order to remain eligible for such Incentive Bonus.

2.3 Equity Awards.

2.3.1 Stock Option Grant. On, or as promptly as practicable following, the Effective Date, but no later than 30 days immediately following the Effective Date, Amneal shall grant to the Executive an option to purchase (the “Initial Option”) that number of shares of Amneal common stock necessary for the Initial Option to have a grant date fair value of $3,000,000. The per share exercise price of the Initial Option shall be equal to the per share fair market value of Amneal’s common stock on the date of grant. The Initial Option shall vest and become exercisable with respect to 25% of the total number of shares subject to the Initial Option on each of the first four anniversaries of the Effective Date, subject to the Executive’s continuous service to Amneal through the applicable vesting date. The Initial Option shall otherwise be subject to the terms of the plan pursuant to which it is granted and an award agreement to be entered into between the Executive and Amneal.

2.3.2 Initial Restricted Stock Units. On, or as promptly as practicable following, the Effective Date, but no later than 30 days immediately following the Effective Date, Amneal shall grant to the Executive an award of restricted stock units (the “Initial RSUs”) having a grant date fair value equal to $1,500,000. The Initial RSUs will vest in respect of 25% of the total number of Initial RSUs on each of the first four anniversaries of the Effective Date, subject to the Executive’s continuous services to Amneal through the applicable vesting date. The Initial RSUs shall otherwise be subject to the terms of the plan pursuant to which they are granted and an award agreement to be entered into between the Executive and Amneal.

2.3.3 Future Equity Awards. During the term of this Agreement, the Executive will be eligible to receive additional stock options, restricted stock units and other equity incentive grants as determined by the Board in its sole discretion.

2.4 Additional Compensation. During the Term, in addition to the foregoing, the Executive shall be eligible to (i) receive such other compensation as may from time to time be awarded him by the Board or the Compensation Committee of the Board; and (ii) participate and receive compensation from other bonus, incentive, performance awards and similar programs or compensation that is offered to other executives of Amneal.

3.	EMPLOYEE BENEFITS

During the Term, the Executive shall be entitled to paid time off generally made available to executive personnel of Amneal and to participate in and have the benefit of all group life, disability, hospital, surgical and major medical insurance plans and programs and other employee benefit plans and programs as generally are made available to executive personnel of Amneal, as such benefit plans or programs may be amended or terminated in the sole discretion of the Board or the Compensation Committee of the Board, from time to time. The Executive shall accrue up to twenty (20) days paid time off each calendar year which will accrue in accordance with the Amneal’s employment policies and procedures, including in respect of any accrual caps.

4.	TERMINATION OF EMPLOYMENT

4.1 General. The Executive’s employment under this Agreement may be terminated without any breach of this Agreement only on the following circumstances:

4.1.1 Death. The Executive’s employment under this Agreement shall terminate upon his death.

4.1.2 Disability. If the Executive suffers a Disability (as defined below),

the Board may terminate the Executive’s employment under this Agreement upon 30 days prior written notice; provided that the Executive has not returned to full time performance of his duties during such 30-day period. For purposes of this Agreement, “Disability” shall mean the Executive’s inability to perform his duties and responsibilities hereunder, with or without reasonable accommodation, due to any physical or mental illness or incapacity, which condition either (i) has continued for a period of 180 days (including weekends and holidays) in any consecutive 365-day period, or (ii) is projected by the Board in good faith after consulting with a doctor selected by the Board and consented to by the Executive (or, in the event of the Executive’s incapacity, his legal representative), such consent not to be unreasonably withheld, that the condition is likely to continue for a period of at least six consecutive months from its commencement.

4.1.3 Good Reason. The Executive may terminate his employment under this Agreement for Good Reason (as defined below) at any time on or prior to the 60th day after the occurrence of any of the Good Reason events set forth below. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without the Executive’s consent:

(i) any action or inaction by Amneal constituting a material breach of the Agreement by Amneal;

(ii) a material diminution of the authorities, duties or responsibilities of the Executive set forth in Section 1.2 above or a failure to appoint Executive to the Board (other than temporarily while the Executive is physically or mentally incapacitated and unable to properly perform such duties, as determined by the Board in good faith);

(iii) the loss of any of the titles of the Executive with Amneal set forth in Section 1.2 above or a change in the primary office location where Executive provides the majority of his services that is fifty (50) or more miles from the current location, which is 400 Crossing Boulevard, Bridgewater, New Jersey 08807;

(iv) a material reduction by Amneal in the Base Salary or in any of the percentages of the Base Salary payable as an Incentive Bonus, but, except in the case of a reduction following a Change in Control (as defined below), not including a reduction in the Base Salary or in any of the percentages of the Base Salary payable as an Incentive Bonus which is consistent with the reduction in the Base Salary or in any of the percentages of the Base Salary payable as an Incentive Bonus imposed on all senior executives of Amneal;

(v) the assignment to the Executive of duties or responsibilities that are negatively and materially inconsistent with any of his duties and responsibilities set forth in Section 1.2 hereof;

(vi) the delivery by the Board to the Executive of a Non-Renewal Notice in accordance with Section 1.1; or

(vii) a material change in the reporting structure set forth in Section 1.2.1 hereof.

Notwithstanding the foregoing, the Executive shall not be deemed to have Good Reason under this Section 4.1.3 unless, Executive provides written notice to the Board of the occurrence of an event constituting Good Reason within 30 days of its initial occurrence, the Board shall fail to cure such event constituting Good Reason within 30 days following its receipt of such written notice and the Executive’s resignation on account of Good Reason is effective within 30 days following the end of the Board’s 30-day cure period.

4.1.4 Without Good Reason. The Executive may voluntarily terminate his employment under this Agreement without Good Reason upon written notice by the Executive to the Board at least 60 days prior to the effective date of such termination (which termination the Board may, in its sole discretion, make effective earlier than the date set forth in the Notice of Termination (as defined below)).

4.1.5 Cause. The Board may terminate the Executive’s employment under this Agreement at any time for Cause (as defined below). For purposes of this Agreement, termination for “Cause” shall mean any of the following as determined in good faith by the Board:

(i) the willful and continued failure by the Executive to substantially perform his obligations under this Agreement (other than any such failure resulting from the Executive’s incapacity due to a Disability); provided, however, that the Board shall have provided the Executive with a Notice of Termination specifying such failure and the Executive shall have been afforded at least 15 business days within which to cure same;

(ii) the indictment of the Executive for, or his conviction of or plea of guilty or nolo contendere to, a felony or any other crime involving moral turpitude or dishonesty;

(iii) the Executive’s willful misconduct in the performance of his duties hereunder (including theft, fraud, embezzlement, and securities law violations);

(iv) the Executive’s violation of Amneal’s Code of Conduct or other written policies, which is attached hereto as Exhibit A; provided, however, that the Board shall have provided the Executive with a Notice of Termination specifying such failure and the Executive shall have been afforded at least 15 business days within which to cure same; or

(v) the Executive’s willful misconduct (including theft, fraud, embezzlement, and securities law violations) that is actually or potentially materially injurious to Amneal or its Subsidiaries in the Board’s reasonable business judgment, monetarily or otherwise.

For purposes of this Section 4.1.5, no act or failure to act on the part of the Executive shall be considered “willful,” unless done, or omitted to be done, without reasonable belief that his action or omission was in, or not opposed to, the best interest of Amneal (including their reputation).

Prior to any termination for Cause, the Board shall provide the Executive with a Notice of Termination specifying the event constituting Cause and shall give the Executive the opportunity to appear before the Board to present his views on the Cause event. If, after such hearing, a majority of the full Board (excluding the Executive) does not support such termination, the Notice of Termination shall be rescinded. After providing the notice in the foregoing sentence, the Board may suspend the Executive with full pay and benefits until a final determination pursuant to this Section has been made.

4.1.6 Without Cause. The Board may terminate the Executive’s employment under this Agreement without Cause immediately upon written notice by the Board to the Executive, other than for death or Disability.

4.1.7 Definition of Change in Control. For purposes of this Agreement, a “Change in Control” shall be deemed to occur upon any of the following events that occurs after the Closing, provided that such an event constitutes a “change in control event” within the meaning of Section 409A of the Code (as defined below): (a) any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than Amneal, any trustee or other fiduciary holding securities under any employee benefit plan of Amneal, or any company owned, directly or indirectly, by the stockholders of Amneal in substantially the same proportions as their ownership of the equity securities of Amneal), becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of equity securities of Amneal representing more than 50% of the combined voting power of Amneal’s then outstanding equity securities; (b) during any period of 12 consecutive months, the individuals who, at the beginning of such period, constitute the Board, and any new director whose election by the Board or nomination for election by Amneal’s equity holders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the 12-month period (or the Closing if later than such date) or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; (c) a merger or consolidation of Amneal with any other corporation or other entity, other than a merger or consolidation that would result in the voting securities of Amneal outstanding immediately prior thereto (and held by persons that are not affiliates of the acquirer) continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of Amneal or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of Amneal (or similar transaction) in which no person (other than those covered by the exceptions in clause (a) of this Section 4.1.7) acquires more than 50% of the combined voting power of Amneal’s then outstanding securities shall not constitute a Change in Control; or (d) the consummation of a sale or other disposition by Amneal of all or substantially all Amneal’s assets, including a liquidation, other than the sale or other disposition of all or substantially all of the assets of Amneal to a person or persons who beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding voting securities of Amneal immediately prior to the time of the sale or other disposition. For the avoidance of doubt, the Combination Agreement and the transactions contemplated thereunder shall not constitute a Change in Control under this Agreement.

4.2 Notice of Termination. Any termination of the Executive’s employment by Amneal (other than termination by reason of the Executive’s death) shall be communicated by written Notice of Termination to the other party of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and, other than with respect to a termination pursuant to Section 4.1.6 hereof, shall set forth in reasonable detail the facts and circumstances claimed to provide the basis for such termination.

4.3 Date of Termination. The “Date of Termination” shall mean (a) if the termination is the result of the Executive’s death, the date of his death, (b) if the termination is pursuant to Section 4.1.2 hereof, 30 days after the Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such 30-day period), (c) if the termination is pursuant to Section 4.1.3 or Section 4.1.5 hereof, the date specified in the Notice of Termination after the expiration of any applicable cure period, (d) if the termination is pursuant to Section 4.1.4 hereof, the date specified in the Notice of Termination which shall be at least 60 days after the Notice of Termination is given, or such earlier date as the Board shall determine in its sole discretion, and (e) if the termination is pursuant to Section 4.1.6 hereof, the date on which the Notice of Termination is given.

4.4 Compensation Upon Termination.

4.4.1 Termination for Cause or without Good Reason. If the Executive’s employment shall be terminated by the Board for Cause or by the Executive without Good Reason, the Executive shall receive from Amneal: (a) any earned but unpaid Base Salary through the Date of Termination, paid in accordance with Amneal’s standard payroll practices; (b) reimbursement for any unreimbursed expenses properly incurred and paid in accordance with Section 1.3 hereof through the Date of Termination; (c) payment for any accrued but unused vacation time in accordance with Amneal’s policy; (d) all equity awards previously granted to the Executive that have vested in accordance with the terms of such grants; and (e) such vested accrued benefits, and other payments, if any, as to which the Executive (and his eligible dependents) may be entitled under, and in accordance with the terms and conditions of, the employee benefit arrangements, plans and programs of Amneal as of the Date of Termination, other than any severance pay plan (such amounts and benefits set forth in clauses (a) though (e) being referred to hereinafter as the “Amounts and Benefits”), and Amneal shall have no further obligation with respect to this Agreement other than as provided in Sections 5, 6.5 and 7 hereof. Any equity awards previously granted to the Executive that have not vested in accordance with the terms of their grants as of the Date of Termination shall be forfeited as of the Date of Termination.

4.4.2 Termination Apart from a Change in Control. If, at any time prior to the expiration of the Term and other than during a Change in Control Period (as defined below), the Executive resigns from his employment hereunder for Good Reason, or the Board terminates the Executive’s employment hereunder without Cause, then Amneal shall pay or provide the Executive the Amounts and Benefits and, subject to Section 4.4.5, a severance payment as follows:

(i) an amount equal to two times the Base Salary as then in effect (without taking into account any reduction therein that constitutes a basis for Good Reason), with the aggregate amount due paid in equal installments on Amneal’s normal payroll dates for a period of 12 months from the Date of Termination in accordance with the normal payroll practices of Amneal, with each such payment deemed to be a separate payment for the purposes of Section 409A of the Code;

(ii) During the period commencing on the Date of Termination and ending as of the second anniversary of the Date of Termination, or, if earlier, the date on which the Executive becomes eligible for comparable replacement coverage under a subsequent employer’s group health plan (in any case, the “COBRA Period”), subject to the Executive’s valid election to continue healthcare coverage under Section 4980B of the Code and the regulations thereunder, Amneal shall, in its sole discretion, either (A) continue to provide to the Executive and the Executive’s dependents, at Amneal’s sole expense, or (B) reimburse the Executive and the Executive’s dependents for coverage under its group health plan (if any) at the same levels in effect on the Date of Termination; provided, however, that if (1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), (2) Amneal is otherwise unable to continue to cover the Executive or the Executive’s dependents under its group health plans, or (3) Amneal cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining subsidy shall thereafter be paid to the Executive in substantially equal monthly installments over the COBRA Period (or remaining portion thereof); and

(iii) the vesting, and if applicable, exercisability of each outstanding equity award granted to the Executive by Amneal shall accelerate in respect of that number of shares of Amneal common stock (or other equity securities) that would have vested had the Executive’s employment with Amneal continued through the first anniversary of the Date of Termination, and any such stock options, notwithstanding any provision to the contrary in the option agreement or the plan pursuant to which the option was granted, shall remain exercisable for a period of 12 months following the Date of Termination or, if earlier, until the original expiration date of the option.

4.4.3 Termination Following Change in Control. Anything contained herein to the contrary notwithstanding, in the event the Executive resigns from his employment hereunder for Good Reason, the Board terminates the Executive’s employment hereunder without Cause or Executive’s employment terminates by reason of death or Disability, in each case, within the period commencing three months prior to a Change in Control and ending 24 months following the Change in Control (a “Change in Control Period”), then, in lieu of any amount otherwise payable pursuant to Section 4.4.2, Amneal shall pay or provide the Executive the Amounts and Benefits and, subject to Section 4.4.5, a severance payment as follows:

(i) an amount equal to the sum of (x) two times the Base Salary as then in effect (without taking into account any reduction therein that constitutes a basis for Good Reason), plus (y) an amount equal to two times the Executive’s target Incentive Bonus as then in effect (without taking into account any reduction therein that constitutes a basis for Good Reason), with the aggregate amount due paid in equal installments on Amneal’s normal payroll dates for a period of 12 months from the Date of Termination in accordance with the normal payroll practices of Amneal, with each such payment deemed to be a separate payment for the purposes of Section 409A of the Code; provided, however, that all or a portion of the severance payable under this Section 4.4.3(i) shall instead be paid in a lump sum on the 60th day following the date of the Executive’s “separation from service” (within the meaning of Section 409A of the Code) to the extent that such lump sum payment would not result in any additional excise tax or tax penalties under Section 409A of the Code;

(ii) During the COBRA Period, subject to the Executive’s valid election to continue healthcare coverage under Section 4980B of the Code and the regulations thereunder, Amneal shall, in its sole discretion, either (A) continue to provide to the Executive and the Executive’s dependents, at Amneal’s sole expense, or (B) reimburse the Executive and the Executive’s dependents for coverage under its group health plan (if any) at the same levels in effect on the Date of Termination; provided, however, that if (1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), (2) Amneal is otherwise unable to continue to cover the Executive or the Executive’s dependents under its group health plans, or (3) Amneal cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining subsidy shall thereafter be paid to the Executive in substantially equal monthly installments over the COBRA Period (or remaining portion thereof); and

(iii) The vesting and, if applicable, exercisability of each equity award granted to the Executive by Amneal, including each stock option and restricted stock unit award, shall accelerate in respect of 100% of the shares of Amneal common stock subject thereto effective as of the Date of Termination, and any such stock options, notwithstanding any provision to the contrary in the option agreement or the plan pursuant to which the option was granted, shall remain exercisable for a period of 12 months following the Date of Termination or, if earlier, until the original expiration date of the option.

4.4.5 Termination upon Death. In the event of the Executive’s death, Amneal shall pay or provide to the Executive’s estate: (i) the Amounts and Benefits and (ii) a pro-rated Incentive Bonus based on actual performance paid at the same time other executives are paid their related bonuses. In addition, (A) all of the then unvested restricted stock and restricted stock units previously granted to the Executive by Amneal shall immediately become vested on the Date of Termination and any underlying shares shall be distributed to the Executive’s estate within 60 days of the Date of Termination and (B) the portion of the unvested stock options previously granted to the Executive by Amneal that are scheduled to vest in the calendar year of the Executive’s death shall immediately become vested and exercisable. After giving effect to the foregoing, any portion of the stock options that remain unvested on the Executive’s death shall be forfeited.

4.4.6 Termination upon Disability. In the event Amneal terminates the Executive’s employment hereunder for reason of Disability, Amneal shall pay or provide to the Executive: (i) the Amounts and Benefits, (ii) a pro-rated Incentive Bonus based on actual performance paid at the same time other executives are paid their related bonuses and (iii) medical benefits for six months. In addition, subject to Section 4.4.8, (A) 50% of the unvested restricted stock and restricted stock units previously granted to the Executive by Amneal shall immediately become vested on the Date of Termination and any underlying shares shall be distributed to the Executive subject to Section 4.4.8 and (B) the portion of any unvested stock options previously granted to the Executive by Amneal that are scheduled to vest in the calendar year in which the Date of Termination occurs shall immediately become vested subject to Section 4.4.8. After giving effect to the foregoing, any portion of any restricted shares, restricted stock units and stock options that remain unvested on the certification following the Date of Termination shall be forfeited as of the Date of Termination.

4.4.7 No Mitigation or Offset. The Executive shall not be required to mitigate the amount of any payment provided for in this Section 4.4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 4.4 be reduced by any compensation earned by the Executive as the result of employment by another employer or business or by profits earned by the Executive from any other source at any time before and after the Date of Termination.

4.4.8 Release. Notwithstanding any provision to the contrary in this Agreement, Amneal’s obligation to pay or provide the Executive with the payments and benefits under Sections 4.4.2 and 4.4.3 (other than the Amounts and Benefits), and any accelerated vesting with respect to the equity awards under Section 4.4.3, shall be conditioned on the Executive’s execution and failure to revoke a waiver and general release in a form generally consistent with Exhibit B hereto (subject to such changes as may be necessary at the time of execution in order to make such release enforceable) (the “Release”). Amneal shall provide the Release to the Executive within seven days following the applicable Date of Termination. In order to receive the payments and benefits under Sections 4.4.2 and 4.4.3 (other than the Amounts and Benefits) and the accelerated vesting with respect to the equity awards under Section 4.4.3, the Executive will be required to execute and deliver the Release within 45 days after the date it is provided to him and not to revoke it within seven days following such execution and delivery. Notwithstanding anything to the contrary contained herein, (i) all payments delayed pursuant to this Section, except to the extent delayed pursuant to Section 8.10.2, shall be paid to the Executive in a lump sum on the first payroll date on or following the 60th day after the Date of Termination, and any remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein, with each such payment deemed to be a separate and distinct payment for the purposes of Section 409A of the Code and (ii) all accelerated vesting with respect to the equity awards delayed pursuant to this Section, except to the extent delayed pursuant to Section 8.10.2, shall be effected on the 60th day after the Date of Termination.

5.	INSURABILITY; RIGHT TO INSURE

Amneal shall have the right to maintain key man life insurance in its own name covering the Executive’s life in an amount of up to $50,000,000.00. The Executive shall fully cooperate in the procuring of such insurance, including submitting to any required medical examination and by completing, executing and delivering such applications and other instrument in writing as may be reasonably required by any insurance company to which application for insurance may be made by Amneal. Amneal’s ability to procure any key man life insurance covering Executive’s life shall not be a condition of employment.

6.	CONFIDENTIALITY; NON-COMPETITION; NON-SOLICITATION; NON-DISPARAGEMENT; COOPERATION

6.1 Confidential Information. The Parties acknowledge that the services to be performed by the Executive under this Agreement are unique and extraordinary and, as a result of such employment, the Executive shall be in possession of Confidential Information (as defined below) relating to the business practices of Amneal and its Subsidiaries thereof. The term “Confidential Information” shall mean any and all information (oral and written) relating to Amneal and its Subsidiaries or any of their respective activities, or of the clients, customers or business practices of Amneal and its Subsidiaries, other than such information which (i) is generally available to the public or within the relevant trade or industry, other than as the result of breach of the provisions of this Section 6.1, or (ii) the Executive is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law. Confidential Information includes, but it not limited to, information that the Executive creates, develops, derives, obtains, makes known, or learns about which has commercial value in the business in which Amneal and its Subsidiaries is involved and which is treated by Amneal or its Subsidiaries as confidential, such as trade secrets, ideas, processes, formulas, compounds, compositions, research and clinical data, know-how, discoveries, developments, designs, innovations, plans, strategies, pricing, costs, financial information, employee information, forecasts and current and prospective customer and supplier lists. The Executive shall not, during the Term or at any time thereafter, except as may be required in the course of the performance of his duties hereunder (including pursuant to Section 6.6 below) and except with respect to any litigation or arbitration involving this Agreement, including the enforcement hereof, directly or indirectly, use, communicate, disclose or disseminate to any person, firm or corporation any Confidential Information acquired by the Executive during, or as a result of, his employment with Amneal, without the prior written consent of the Board. Without limiting the foregoing, the Executive understands that the Executive shall be prohibited from misappropriating any trade secret of Amneal or its Subsidiaries or of the clients or customers of Amneal or its Subsidiaries acquired by the Executive during, or as a result of, his employment with Amneal, at any time during or after the Term. Further without limiting the foregoing, as a condition of Executive’s employment with Amneal, the Executive shall enter into Amneal’s standard Employee Confidentiality, Non-Solicitation and Ownership of Inventions Agreement (the “Proprietary Information Agreement”), attached as Exhibit C. In the event of a conflict between this Agreement and the Proprietary Information Agreement, this Agreement shall control.

6.2 Return of Property. Upon the termination of the Executive’s employment for any reason all property of Amneal and its Subsidiaries that is in the possession of the Executive, including all documents, records, drug formulations, notebooks, equipment, price lists, specifications, programs, customer and prospective customer lists and other materials that contain Confidential Information that are in the possession of the Executive, including all copies thereof, shall be promptly returned to Amneal. Anything to the contrary herein notwithstanding, the Executive shall be entitled to retain (i) papers and other materials of a personal nature, including photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing his compensation or relating to reimbursement of expenses, (iii) information that he reasonably believes may be needed for tax purposes and (iv) copies of plans, programs and agreements relating to his employment, or termination thereof, with Amneal.

6.3 Non-Competition. The Executive acknowledges that the Executive has been provided with Confidential Information and, during the Term, Amneal from time to time will provide Executive with access to Confidential Information. Ancillary to the rights provided to the Executive as set forth in this Agreement, the Executive’s continued employment with Amneal during the Term (subject to earlier termination as provided herein), and Amneal’s provision of Confidential Information, and the Executive’s agreements regarding the use of same, in order to protect the value of any Confidential Information, and in consideration for good and valuable consideration received by the Executive, the Parties agree to the following provisions against unfair competition, which the Executive acknowledges represent a fair balance of Amneal’s rights to protect its business and the Executive’s right to pursue employment. The Executive hereby agrees that he shall not, during the Term, directly or indirectly, engage or have an interest in, or render any services to, any business (whether as owner, manager, operator, licensor, licensee, lender, partner, stockholder, joint venturer, employee, consultant or otherwise) (such activities hereinafter referred to collectively as “Engaging”) that competes directly with Amneal or its Subsidiaries. Notwithstanding the foregoing, nothing herein shall prevent the Executive from (i) owning securities in a publicly traded entity whose activities compete with those of Amneal or its Subsidiaries provided that such securities holdings are not greater than five percent of the equity ownership in such entity; (ii) Engaging in the business of the ownership and licensing (as licensor) of trademarks and brands if the products or services carrying such trademarks and brands do not compete with the products or services carrying the trademarks and brands owned and licensed (as licensor) by Amneal or its Subsidiaries, or that Amneal or any of its Subsidiaries is actively planning to own or license (as licensor), during the Term; or (iii) Engaging in an operating company (including ownership of securities of such operating company’s holding company) with annual revenues not in excess of $10,000,000.

6.4 Prohibition on Use of Confidential Information to Solicit Customers and Prospects. During the Executive’s employment, the Executive shall not engage in any other employment or activity that might materially interfere with the interests of Amneal or its Subsidiaries. Furthermore, the Executive shall not, except in the furtherance of the Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (i) during the Term (except in the good faith performance of his duties) and for a period of 24 months thereafter, solicit, aid or induce any employee, representative or agent of Amneal or its Subsidiaries to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with Amneal or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, (ii) during the Term (except in the good faith performance of his duties) and for a period of 12 months thereafter, solicit, aid or induce (or attempt to do any of the foregoing) directly or indirectly, any current or prospective customer of Amneal or its Subsidiaries with whom the Executive in any way dealt with at any time during the last two years of the Executive’s employment to purchase goods or services then sold by Amneal or its Subsidiaries from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer or (iii) during the Term (except in the good faith performance of his duties) and for a period of 24 months thereafter, interfere in any manner with the relationship of Amneal or its Subsidiaries and any of its vendors. An employee, representative or agent shall be deemed covered by this Section while so employed or retained by Amneal or its Subsidiaries and for six months thereafter. Anything to the contrary herein notwithstanding, the following shall not be deemed a violation of this Section 6.4: (a) the Executive’s solicitation of the Amneal’s customers and/or vendors in connection with, and directly related to, his Engaging in a business that complies with Sections 6.3(ii) or (iii); (b) the Executive’s responding to an unsolicited request for an employment reference regarding any former employee of Amneal or its Subsidiaries from such former employee, or from a third party, by providing a reference setting forth his personal views about such former employee; or (c) if an entity with which the Executive is associated hires or engages any employee of Amneal or its Subsidiaries, if the Executive was not, directly or indirectly, involved in hiring or identifying such person as a potential recruit or assisting in the recruitment of such employee. For purposes hereof, the Executive shall be deemed to have been involved “indirectly” in soliciting, hiring or identifying an employee only if the Executive (x) directs a third party to solicit or hire the Employee, (y) identifies an employee to a third party as a potential recruit or (z) aids, assists or participates with a third party in soliciting or hiring an employee.

6.5 Non-Disparagement. At no time during or within five years after the Term shall the Executive, directly or indirectly, disparage Amneal or its Subsidiaries or any of Amneal’s or its Subsidiaries past or present employees, directors, products or services. Amneal and its Subsidiaries shall advise their senior officers and the members of the Board not to disparage the Executive during the period. Notwithstanding the foregoing, nothing in this Section 6.5 shall prevent any person from making any truthful statement to the extent (i) necessary to rebut any untrue public statements made about him or her; (ii) necessary with respect to any litigation, arbitration or mediation involving this Agreement and the enforcement thereof; (iii) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with jurisdiction over such person; or (iv) made as good faith competitive statements in the ordinary course of business.

6.6 Cooperation. Upon the receipt of reasonable notice from Amneal or its legal counsel, the Executive shall, while employed by Amneal and thereafter, respond and provide information with regard to matters of which the Executive has knowledge as a result of the Executive’s employment with Amneal and will provide reasonable assistance to Amneal and its representatives in defense of any claims that may be made against Amneal or its

Subsidiaries, and will provide reasonable assistance to Amneal in the prosecution of any claims that may be made by Amneal or its Subsidiaries, to the extent that such claims may relate to matters related to the Executive’s period of employment with Amneal. Any request for such cooperation shall take into account the Executive’s personal and business commitments. The Executive shall promptly inform the Board (to the extent the Executive is legally permitted to do so) if the Executive is asked to assist in any investigation of the Amneal or its Subsidiaries or their actions, regardless of whether a lawsuit or other proceeding has then been filed with respect to such investigation. If the Executive is required to provide any services pursuant to this Section 6.6 following the Term, upon presentation of appropriate documentation, Amneal shall promptly reimburse the Executive for reasonable out-of-pocket travel, lodging, communication and duplication expenses incurred in connection with the performance of such services and in accordance with Amneal’s expense policy for its senior officers (provided that it shall be in Executive’s discretion to travel via first or business class, which costs shall be reimbursable by Amneal), for reasonable legal fees to the extent the Executive in good faith believes that separate legal representation is reasonably required, and for the Executive’s time at a rate equivalent to the Executive’s most recent base salary. The Executive’s entitlement to reimbursement of such costs and expenses, including legal fees, pursuant to this Section 6.6, shall in no way affect the Executive’s rights, if any, to be indemnified and/or advanced expenses in accordance with the Amneal or its Subsidiaries corporate or other organizational documents, any applicable insurance policy, and/or in accordance with this Agreement.

6.7 Remedies and Reformation. Without intending to limit the remedies available to Amneal , the Executive acknowledges that a breach of any of the covenants contained in this Section 6 may result in material and irreparable injury to Amneal for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat Amneal shall be entitled to a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 6 or such other relief as may be required specifically to enforce any of the covenants in this Section 6. If for any reason it is held that the restrictions under this Section 6 are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted or modified to include as much of the duration and scope identified in this Section as will render such restrictions valid and enforceable.

6.8 Violations. In the event of any material violation of the provisions of this Section 6, the Executive acknowledges and agrees that: (a) the post-termination restrictions contained in this Section 6 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation; (b) any severance payable which remains unpaid or other benefits yet to be received under Section 4.4.2 or 4.4.3 shall be forfeited by the Executive; and (c) any vested options not exercised as of the date of any violation of the provisions of this Section 6 shall be forfeited.

7.	INDEMNIFICATION; DIRECTORS’ AND OFFICERS’ LIABILITY INSURANCE

During the Term and thereafter, Amneal shall indemnify and hold harmless the Executive and his heirs and representatives as, and to the extent, provided in the applicable Amneal organizational documents, a copy of which will be provided to Executive upon request. In addition, the Executive shall be entitled to enter into a form of indemnification agreement on terms and conditions no less favorable than the indemnification agreement entered into between Amneal and members of the Board. During the Term and for the applicable statute of limitations thereafter, Amneal shall also cover the Executive under its directors’ and officers’ liability insurance on the same basis as it covers other senior executive officers and directors of Amneal.

8.	MISCELLANEOUS

8.1 Notices. All notices or communications hereunder shall be in writing, addressed as follows (or to such other address as either party may have furnished to the other in writing by like notice):

To Amneal:

Amneal Pharmaceuticals LLC

400 Crossing Boulevard, Third Floor

Bridgewater, New Jersey 08807

Facsimile No.: (908) 947-3144

Attn: Sheldon Hirt, Senior Vice President, General Counsel

Email: shirt@amneal.com

To the Executive, at the last address for the Executive on the books of Amneal, which is currently:                                                                                  .

All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt, (ii) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission, (iii) if sent by overnight courier, one business day after being sent by overnight courier, or (iv) if sent by registered or certified mail, postage prepaid, return receipt requested, on the fifth day after the day on which such notice is mailed.

8.2 Testing; Verification. As a condition of the Executive’s employment with Amneal, the Executive will be required to successfully complete Amneal’s standard onboarding procedures, including any background check and drug testing, the cost of which shall be paid by Amneal. In addition, to comply with Department of Homeland Security, the Executive will be required to provide verification of the Executive’s identity and legal right to work in the United States and must complete a Form I-9 within the first three (3) days of the Closing. Amneal shall notify the Executive of the identity of a clinic for drug testing that is local to the Executive, and the Executive hereby agrees to schedule an appointment with such clinic within forty-eight (48) hours of the date of this Agreement. In the event the Executive fails any such tests or such verification, which cannot be sufficiently explained by Executive or is not remedied or corrected by a subsequent test or verification at Employee’s expense, then Amneal shall have the right to terminate this Agreement for Cause under this Agreement.

8.3 Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8.4 Binding Effect; Benefits. The Executive may not delegate his duties or assign his rights hereunder. Except as explicitly provided in the Agreement, no rights or obligations of Amneal under this Agreement may be assigned or transferred by Amneal other than pursuant to a merger or consolidation in which Amneal is not the continuing entity, or a sale, liquidation or other disposition of all or substantially all of the assets of Amneal, provided that the assignee or transferee is the successor to all or substantially all of the assets or businesses of Amneal and assumes the liabilities, obligations and duties of Amneal under this Agreement, either contractually or by operation of law. Amneal further agrees that, in the event of any disposition of its business and assets described in the preceding sentence, they shall use their best efforts to cause such assignee or transferee expressly to assume the liabilities, obligations and duties of Amneal hereunder. This Agreement shall inure to the benefit of, and be binding upon, the Parties and their respective heirs, legal representatives, successors and permitted assigns.

8.5 Entire Agreement. This Agreement, collectively with the Exhibits hereto and the Proprietary Information Agreement, represents the entire agreement of the Parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements, proposed terms or understandings between the Parties. In addition, this Agreement shall supersede the employment agreement between the Executive and Impax as of the execution of this Agreement by Amneal and Executive, and the Executive agrees to execute such documents as reasonably determined necessary or appropriate to affect such supersession without triggering any severance under such employment agreement. This Agreement (including any of the Exhibits hereto) may be amended, modified or replaced at any time by mutual written agreement of the Parties. In the case of any conflict between any express term of this Agreement and any statement contained in any plan, program, arrangement, employment manual, memorandum or rule of general applicability of the Amneal, this Agreement shall control.

8.6 Withholding. The payment of any amount pursuant to this Agreement shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required by applicable law.

8.7 Governing Law. This Agreement and the performance of the parties hereunder shall be governed by the internal laws (and not the law of conflicts) of the State of New Jersey.

8.8 Arbitration. Any dispute or controversy, including, but not limited to, discrimination claims and claims involving a class, arising under or in connection with this Agreement or the Executive’s employment with Amneal, other than injunctive relief under Section 6.7 hereof, shall be settled exclusively by arbitration, conducted before a single arbitrator in New Jersey (applying New Jersey law) in accordance with the Commercial Arbitration Rules and Procedures of the American Arbitration Association then in effect.

The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The parties acknowledge and agree that in connection with any such arbitration and regardless of outcome (a) each party shall pay all its own costs and expenses, including without limitation its own legal fees and expenses, and (b) joint expenses shall be borne equally among the parties. EACH PARTY WAIVES RIGHT TO TRIAL BY JURY.

8.9 Section 409A of the Code.

8.9.1 General. It is intended that the provisions of this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A, Amneal shall, upon the specific request of the Executive, use its reasonable business efforts to in good faith reform such provision to comply with Code Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to the Parties of the applicable provision shall be maintained. Amneal shall timely use its reasonable business efforts to amend any plan or program in which the Executive participates to bring it in compliance with Code Section 409A.

8.9.2 Separation from Service; Six-Month Delay. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean Separation from Service. If the Executive is deemed on the Date of Termination to be a “specified employee,” within the meaning of that term under Section (a)(2)(B) of Code Section 409A (“Code Section 409(a)(2)(B)”) and using the identification methodology selected by Amneal, from time to time, or if none, the default methodology, then with regard to any payment, the providing of any benefit or any distribution of equity made subject to this Section 8.10.2, to the extent required to be delayed in compliance with Code Section 409A(a)(2)(B), and any other payment, the provision of any other benefit or any other distribution of equity that is required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment, benefit or distribution shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s Separation from Service or (ii) the date of the Executive’s death. On the first day of the seventh month following the date of the Executive’s Separation from Service or, if earlier, on the date of his death, (x) all payments delayed pursuant to this Section 8.10.2 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein and (y) all distributions of equity delayed pursuant to this Section 8.10.2 shall be made to the

Executive. In addition to the foregoing, to the extent required by Code Section 409A(a)(2)(B), prior to the occurrence of both a Disability termination as provided in Section 4.1.2 hereof and the Executive’s becoming “disabled” under Code Section 409A, the payment of any compensation to the Executive under this Agreement shall be suspended for a period of six months commencing at such time that the Executive shall be deemed to have had a Separation from Service because either (A) a sick leave ceases to be a bona fide sick leave of absence, or (B) the permitted time period for a sick leave of absence expires (an “SFS Disability”), without regard to whether such SFS Disability actually results in a Disability termination. Promptly following the expiration of such six-month period, all compensation suspended pursuant to the foregoing sentence (whether it would have otherwise been payable in a single sum or in installments in the absence of such suspension) shall be paid or reimbursed to the Executive in a lump sum. On any delayed payment date under this Section 8.10.2, there shall be paid to the Executive or, if the Executive has died, to his estate, in a single cash lump sum together with the payment of such delayed payment, interest on the aggregate amount of such delayed payment at the Delayed Payment Interest Rate (as defined below) computed from the date on which such delayed payment otherwise would have been made to the Executive until the date paid. For purposes of the foregoing, the “Delayed Payment Interest Rate” shall mean the prime interest rate as reported in The Wall Street Journal as of the business day immediately preceding the payment date for the applicable delayed payment.

8.9.3 Expense Reimbursement. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Internal Revenue Code and the regulations and guidance promulgated thereunder solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.

8.10 Survivorship. Except as otherwise expressly set forth in this Agreement, upon the expiration of the Term, the respective rights and obligations of the parties shall survive such expiration to the extent necessary to carry out the intentions of the parties as embodied in this Agreement. This Agreement shall continue in effect until there are no further rights or obligations of the parties outstanding hereunder and shall not be terminated by either party without the express prior written consent of both parties.

8.11 Counterparts. This Agreement may be executed in counterparts (including by electronic transmission) which, when taken together, shall constitute one and the same agreement of the parties.

8.12 Amneal Representations. As of the Effective Date, Amneal represents and warrants to the Executive that (i) the execution, delivery and performance of this Agreement

(and the agreements referred to herein) by Amneal has been fully and validly authorized by all necessary corporate action, (ii) the officer or director signing this Agreement on behalf of Amneal is duly authorized to do so, (iii) the execution, delivery and performance of this Agreement does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which Amneal is a party or by which it is bound; and (iv) upon execution and delivery of this Agreement by the Executive and Amneal, it shall be a valid and binding obligation of Amneal enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

[Signature Page Follows]

IN WITNESS WHEREOF, Amneal has caused this Agreement to be duly executed and the Executive has hereunto set his hand, as of the date first set forth above.

Amneal Pharmaceuticals, Inc.

By:
Name:
Title:
Paul M. Bisaro

Signature Page to Employment Agreement

Exhibit A

AMNEAL’S CODE OF CONDUCT

Amneal Pharmaceuticals LLC, and

Subsidiaries

Code of Conduct

Dear Colleagues:

Our success is grounded in our belief that the world is our family and we are forever accountable to the people who use our products, to our partners and colleagues, and most importantly, to each other. Included in this belief and accountability is our expectation that all of us adhere to the highest standards of integrity and ethics in everything we do.

This Code of Conduct is an essential tool to maintaining trust and accountability by guiding our actions. The Code is neither a comprehensive resource nor a substitute for sound judgment; it is an ethical guideline intended to drive integrity throughout Amneal. While words matter, our actions matter more. We must incorporate the specific content and the intent of these guidelines into our daily actions as we deliver on our commitments to each other, our customers, our business partners and the communities where we do business. Please read this Code carefully and understand its content. You are responsible for incorporating it into your daily activities. If you have questions or see violations speak to Human Resources or Legal Department to get answers. Thank you for your continued support in this critical endeavor.

Sincerely yours,

Chirag Patel, Co-CEO

Chintu Patel, Co-CEO

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Purpose of the Amneal Code of Conduct

Amneal is built upon a foundation of the highest ethical standards. Our Code provides ethical guidelines as a framework for our actions and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely, and understandable disclosure in reports and documents we file with regulatory agencies and in our other public communications;

•	compliance with applicable laws, rules, and regulations;

•	the prompt internal reporting of violations of this Code; and

•	accountability for adherence to this Code.

Our Code applies to everyone at Amneal, including its directors, officers, and employees of Amneal, and its subsidiaries, as well as business partners and contractors who perform work on our behalf. This Code should guide your conduct in the course of our business. The principles described in this Code are general in nature and do not cover every situation that may arise. Use common sense and good judgment in applying this Code. If you have any questions about applying the Code, it is your responsibility to seek guidance. This Code is not the exclusive source of guidance and information regarding the conduct of our business. You should consult applicable policies and procedures in specific areas as they apply.

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You should not hesitate to ask questions about whether any conduct may violate the Code. In addition, you should be alert to possible violations of the Code by others and report suspected violations, without fear of any form of retaliation. Any employee who violates the standards in the Code may be subject to disciplinary action up to and including termination of employment and, in appropriate cases, civil legal action or referral for regulatory or criminal prosecution.

Our Responsibilities

As an Amneal employee, you are expected to comply with both the content and the intent of our Code. This means you must understand and comply with all of our policies, laws and regulations that apply to your job, even if you feel pressured to do otherwise. Our Code also requires you to seek guidance if you have questions or concerns and to cooperate fully in any investigation of suspected violations of the Code that may arise in the course of your employment. Periodically, you may be asked to provide a written certification that you have reviewed and understand Amneal’s Code of Conduct, comply with its standards, and are not personally aware of any violations of the Code by others. This certification is your pledge to live up to our Code and its expectations and to promptly raise concerns about any situation that you think may violate our Code. Employees who violate our Code put themselves, fellow employees, or Amneal at risk and are subjected to disciplinary action up to and including termination of employment.

Product quality

Amneal is committed to maintaining high quality of products. All employees must comply with all applicable laws and regulations regarding our research, development, manufacturing and distribution activities, including Good Clinical Practices, Good Manufacturing Practices, and Good Laboratory Practices, among other practices.

Safety

Each of us has a responsibility to report adverse events associated with our products. If you learn of an adverse event whether during work time or outside of office hours, you much, within 24 hours, report this information to the Drug Safety Department.

Making Good Decisions

In addition to complying with the requirements contained in Amneal policies, in specific situations, before taking any action each employee should consider the following questions, and unless the answer to each question is “YES”, the action should not be taken:

•	Is this action legal, ethical, and socially responsible?

•	Does this action comply with both content and the intent of our Code?

•	Will this action appear appropriate?

•	Is it clear that Amneal would not be embarrassed or compromised if this action were to become known within Amneal or publicly?

Following Laws and Regulations

It is Amneal’s policy to follow all laws and regulations in the countries and communities in which we conduct business. As we manufacture and sell our products across the United States and globally, this Code provides only an overview of our general principles. As an Amneal employee you are responsible to know the local policies of the facility at which you work and applicable local laws.

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Asking Questions and Reporting Concerns

If you know of or suspect a violation of applicable laws or regulations, this Code, or Amneal’s related policies, you have an obligation to immediately report it to the Human Resources or Legal Department.

Commitment to Non-Retaliation

Amneal prohibits retaliation, in any form, against anyone who, in good faith, reports violations or suspected violations of this Code, company policy, or applicable law, or who assists in the investigation of a reported violation. Acts of retaliation should be reported immediately to Human Resources or Legal Department.

Complying with the Code of Conduct

To maintain the highest standards of integrity, we must dedicate ourselves to complying with our Code, company policies and procedures and applicable laws and regulations. Violations of our Code not only damage Amneal’s standing in the communities we serve—they may also be illegal. Employees involved in violating our Code will likely face negative consequences. Amneal will take the appropriate disciplinary action in response to each case, up to and including termination. In addition, employees involved may be subject to government fines or criminal or civil liability.

Discrimination

Having a diverse workforce—made up of team members who bring a wide variety of skills, abilities, experiences and perspectives—is essential to our success. We embrace diversity of ethnicity, gender, generation, geography and thought. We are committed to the principles of equal employment opportunity, inclusion and respect. All employment-related decisions must be based on company needs, job requirements and individual qualifications. We do not tolerate discrimination against anyone—team members, customers, business partners or other stakeholders—on the basis of race, national origin, religion, age, color, sex, sexual orientation, gender identity, disability, or protected veteran status, marital status or any other characteristic protected by local, state, or federal laws, rules, or regulations or any other status protected by the laws or regulations in the locations where we operate. We comply with laws regarding employment of immigrants and noncitizens and provide equal employment opportunity to everyone who is legally authorized to work in the applicable country. We provide reasonable accommodations to individuals with disabilities and remove any artificial barriers to success. Report suspected discrimination right away to Human Resources or Legal Department and never retaliate against anyone who raises a good faith belief that unlawful discrimination has occurred.

Harassment

Every employee has a right to a work environment free from harassment, regardless of whether the harasser is a co-worker, supervisor, manager, customer, vendor or visitor. Harassment can include any behavior (verbal, visual or physical) that creates an intimidating, offensive, abusive or hostile work environment, or unwelcome conduct, whether verbal, physical or visual that is based on gender, race, color, religion or any other legally protected classification or sexual harassment of a person of the same or opposite sex of the harasser. Harassment is strictly prohibited. As is the case with any violation of the Code, you have a responsibility to report any harassing behavior or condition regardless of if you are directly involved or just a witness. Retaliation for making a good faith complaint or for assisting in the investigation of a discrimination or harassment complaint is prohibited. Report the offending conduct to the Human Resources or the Legal Department.

Workplace Safety and Violence Prevention

Amneal strives to provide a safe and healthy workplace for employees, customers and visitors to all of our sites. All managers have responsibility for ensuring proper safety and health conditions for their employees. Management is committed to maintaining industry standards in all areas of employee safety and health, including industrial hygiene and safety. To support this commitment, employees are

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responsible for observing all safety and health rules, practices and laws that apply to their jobs, and for taking precautions necessary to protect themselves, their co-workers and visitors including wearing personal protective equipment and apparel as required. Employees are also responsible for immediately reporting accidents, injuries, occupational illnesses and unsafe practices or conditions to their supervisor. Threats, acts of violence and physical intimidation are strictly prohibited. Possession of weapons on the job or at any Amneal site is also strictly prohibited. As is the case with any violation of the Code, employees have a responsibility to report any unsafe behavior or condition regardless of whether they are directly involved or a witness.

Physical Assets and Resources

All employees must protect Amneal assets, such as laptops, telephones, mobile devices, IT networking resources, equipment, inventory, supplies, cash and business information. Treat company assets with the same care you would if they were your own. Use Amneal resources only to conduct company business. No employee may commit theft, fraud or embezzlement, or misuse company property for any reason. Use of these resources, whether in the office or at home, is not private. Amneal may monitor individual use of network services, including email and visits to specific websites, as permitted by law.

Substance Abuse

Amneal requires employees to work free from the influence of any substance, including drugs and alcohol, preventing them from conducting work activities safely and effectively. Amneal reserves the right to have any employee tested if there is a reasonable suspicion that he or she is under the influence of drugs or alcohol. If you are using prescription or non-prescription drugs that may impair alertness or judgment, or witness an employee impaired and therefore possibly jeopardizing the safety of others or Amneal’s business interests, you should report it immediately. If you have a problem related to alcohol or drugs, you are encouraged to seek assistance from programs which Amneal may offer and/or other qualified professionals.

Proprietary and Confidential Information

One of our most important assets is Amneal’s confidential information. As an employee of Amneal, you may learn of information about Amneal that is confidential and proprietary. You also may learn of information before that information is released to the general public. Employees who have received or have access to confidential information should take extreme care to keep this information confidential. Confidential information includes non-public information that might be of use to competitors or harmful to Amneal or its customers if disclosed, including but not limited to, business, marketing plans or activities, financial information, research and development activities, product pipeline, regulatory strategy, litigation strategy, manufacturing strategy, product lists, engineering and manufacturing ideas, designs, databases, customer lists, pricing strategies, personnel data, personally identifiable information pertaining to our employees, customers or other individuals (including, for example, names, addresses, telephone numbers and social security numbers), and similar types of information provided to us by our customers, suppliers and partners. You are expected to keep confidential and proprietary information confidential unless and until that information is released to the public through approved channels (usually through a press release or a formal communication from a member of senior management). Every employee has a duty to refrain from disclosing to any person confidential or proprietary information about us or any other company learned in the course of employment here, until that information is disclosed to the public through approved channels. You should also take care not to inadvertently disclose confidential information. Materials that contain confidential information, such as memos, notebooks, computer disks and laptop computers, should be stored securely. Unauthorized posting or discussion of any information concerning our business, information or prospects on the internet is prohibited. You may not discuss our business, information or prospects in any chat room, regardless of whether you use your own name or a pseudonym. All company emails, voicemails and other communications are presumed confidential, are

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company property and should not be forwarded or otherwise disseminated outside of Amneal, except where required for legitimate business purposes. The obligation to protect confidential information of Amneal continues even after cessation of employment.

Protecting Customer/Third Party Information

Keeping customer information secure and using it appropriately is a top priority for Amneal. We must safeguard any confidential information shared with us by customers or third parties. We must also ensure that such information is used only for the reasons for which the information was gathered, unless further use is allowed by law. Customer or third party information includes any information about a specific customer/third party, including such things as name, address, phone numbers, financial information, etc. We do not disclose any information about a third party without first obtaining written approval, unless required by law or regulation (e.g. a court-issued subpoena).

Intellectual Property and Protecting IP

As an employee, the work product you create for Amneal belongs to Amneal. This work product includes but is not limited to inventions, discoveries, ideas, trade secrets, know-how, improvements, software programs, artwork, and works of authorship. This work product is Amneal’s property (it does not belong to individuals) if it is created or developed, in whole or in part, on company time, as part of your duties or through the use of company resources or information. Additionally, to ensure that Amneal receives the benefit of work done by outside consultants, it is essential that an appropriate agreement be in place before any work begins with third parties.

We value new product or process for the preparation of the same and business ideas, concepts, and other information that we produce. When we do not identify or otherwise protect this intellectual property, Amneal risks losing rights to it and the competitive advantages it offers. It is incumbent upon you to protect our intellectual property from illegal or other misuse by making sure it is affixed with or identified by appropriate trademark, service mark, copyright notice, confidential marking or patent marking (if applicable). Be sure to disclose to management any innovation developed on company time or using company information or resources, so that Amneal can decide whether to seek formal protection. Additionally, we must avoid infringing on the IP rights of others. Please remember not to:

•	disclose non-public intellectual property inappropriately or without approval from the Legal Department;

•	use company resources or time to create or invent something unrelated to our business;

•	use a previous employer’s intellectual property without that company’s permission;

•	make unauthorized copies of software or licensed or confidential information;

•	copy magazine/journal articles or other publications, unless you have explicit authority to do so;

•	affix the trademark of another company to goods without proper authorization; and

•	hire a competitor’s employee to obtain that competitor’s trade secrets.

Antitrust and Fair Competition

It is our policy that all directors, officers, and employees comply with all antitrust and competition laws. International, Federal and State antitrust and competition laws prohibit efforts and actions to restrain or limit competition between companies that otherwise would be competing for business in the marketplace. You must be particularly careful when you interact with any employees or representatives of Amneal’s competitors. You should use extreme care to avoid any improper discussions with our competitors, especially at trade association meetings or other industry or trade events where competitors may interact. Under no circumstances should you discuss customer information, prospects, pricing, or other business terms with any employees or representatives of our competitors. If you are not careful, you could potentially violate antitrust and/or competition laws if you discuss or make an agreement with a competitor regarding:

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•	prices or pricing strategy;

•	discounts;

•	terms of our customer relationships;

•	sales policies or sales practices;

•	marketing plans;

•	customer selection;

•	allocating customers or market areas; or

•	contract terms and contracting strategies.

Agreements with competitors do not need to be written in order to violate applicable antitrust and competition laws. Informal, verbal, or implicit understandings (e.g. knowing winks) are also violations. Antitrust violations in the U.S. may be prosecuted civilly or criminally (as felonies) and can result in severe penalties for Amneal and any associate or other person who participates in a violation (e.g. the incarceration of an employee). As with all aspects of this Code, should you have questions about this you should contact the Legal Department.

Honest Advertising and Marketing

It is Amneal’s policy to comply with all laws and regulations governing the sales and marketing of our products throughout the world. It is our responsibility to accurately represent Amneal and our products in our marketing, advertising and sales materials. It is Amneal’s policy to advertise and promote its products only through programs and materials that have been formally approved by the Company to ensure compliance with applicable country, state and/or local laws and regulations. No employee is permitted to give unauthorized discounts, rebates, concessions, commissions or incentives, or bribes or other payments to obtain or retain business.

Anti-Money Laundering

Money laundering is a global problem with far-reaching and serious consequences. Money laundering is defined as the process of converting illegal proceeds so that funds are made to appear legitimate, and it is not limited to cash transactions. Complex commercial transactions may hide financing for criminal activity such as terrorism, illegal narcotics trade, bribery, and fraud. Involvement in such activities undermines our integrity, damages our reputation and can expose Amneal and individuals to severe sanctions. Amneal forbids knowingly engaging in transactions that facilitate money laundering or result in unlawful diversion. Anti-money laundering laws of the United States and other countries and international organizations require transparency of payments and the identity of all parties to transactions.

Anti-corruption/Anti-bribery

The United States and many other countries have laws that prohibit bribery, kickbacks, and other improper payments. No Amneal employee, officer, agent, or independent contractor acting on our behalf may offer or provide bribes or other improper benefits in order to obtain business or an unfair advantage. A bribe is defined as directly or indirectly offering anything of value (e.g., gifts, money, or promises) to influence or induce action, or to secure an improper advantage. The Foreign Corrupt Practices Act and other U.S. laws prohibit payment of any money or anything of value to a foreign official, foreign political party (or official thereof), or any candidate for foreign political office for the purposes of directing, obtaining or retaining business. We expect all employees, officers, agents, and independent contractors acting on behalf of Amneal to strictly abide by these laws. All employees are required to comply strictly with the United States Foreign Corrupt Practices Act (the “FCPA”). In essence, no employee shall make or promise to make, directly or indirectly, any payment of money or object of value to any foreign official

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of a government, political party, or a candidate for political office for the purpose of inducing or influencing actions in any way to assist Amneal in obtaining or retaining business for or with Amneal. A bribe is giving anything of value that would improperly influence or appear to improperly influence the outcome of a transaction. “Anything of value” is very broadly defined and can include such things as:

•	cash;

•	gifts;

•	meals;

•	entertainment;

•	travel and lodging;

•	personal services;

•	charitable donations;

•	business opportunities;

•	favors; and

•	offers of employment.

Gifts and Entertainment

Gifts and entertainment can create goodwill in our business relationships, but can also make it hard to be objective about the person providing them. Our choice of suppliers, vendors and partners must be based on objective factors like quality, cost, value, service and ability to deliver. We must avoid even the appearance of making business decisions based on gifts received through these relationships. Giving or accepting gifts of in frequent nominal value, as defined in local policy, are acceptable. Infrequent business entertainment is appropriate provided it’s not excessive and it does not create the appearance of impropriety or an actual conflict of interest. When giving gifts or offering to entertain a business partner, ensure that your offer does not violate the recipient’s own policies. If you work with public officials, be aware that even simple offers such as purchasing a meal or refreshments may be unacceptable or even against the law. Always contact the Legal Department before providing any gift or entertainment to a public official.

Trade Compliance

We comply with all United States federal import and export laws and regulations. These laws restrict transfers, exports, and sales of products or technical data from the United States to certain prescribed countries and persons as well as re-export of certain items from one non-U.S. location to another. Many countries in which we operate have similar laws and regulations. If you are involved in importing and exporting goods and data, you are responsible for knowing and following these laws.

Government Customers/Contracting

When doing business with federal, state, or local governments, we must ensure that all statements and representations to government procurement officials are accurate and truthful, including costs and other financial data. If your assignment directly involves working with the government, or if you are responsible for someone working with the government on behalf of Amneal, be alert to the special rules and regulations applicable to our government customers. Additional steps should be taken to understand and comply with these requirements. Any conduct that could appear improper must be avoided when dealing with government officials and employees. Payments, gifts, or other favors given to a government official or employee are strictly prohibited as it may appear to be a means of influence or a bribe. Failure to avoid these activities may expose the government agency, the government employee, Amneal, and you to substantial fines and penalties. For these reasons, any sale of our products or services to any federal, state, or local government entity must be in accordance with Amneal policies.

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Maintain Accurate Financial Records/Internal Accounting Controls

Accurate and reliable records are crucial to our business. We are committed to maintaining accurate company records and accounts in order to ensure legal and ethical business practices and to prevent fraudulent activities. We are responsible for helping ensure that the information we record, process, and analyze is accurate, and recorded in accordance with applicable accounting or legal principles. We also need to ensure that it is made secure and readily available to those with a need to know on a timely basis. Company records include sales information, payroll, timecards, travel and expense reports, e-mails, accounting and financial data, measurement and performance records, electronic data files and all other records maintained in the ordinary course of our business. All company records must be complete, accurate, and reliable in all material respects. There is never a reason to make false or misleading entries. Undisclosed or unrecorded funds, payments, or receipts are inconsistent with our business practices and are strictly prohibited.

Avoiding Conflicts of Interest

We have an obligation to make sound business decisions in the best interests of Amneal without the influence of personal interests or gain. Amneal requires you to avoid any conflict, or even the appearance of a conflict, between your personal interests and the interests of Amneal. A conflict exists when your interests, duties, obligations or activities, or those of a family member or close friend are, or may be, in conflict or incompatible with the interests of Amneal. Should any business or personal conflict of interest arise, or even appear to arise, you should disclose it immediately to the Human Resources or Legal Department for review. In some instances, disclosure may not be sufficient and we may require that the conduct be stopped or that actions taken be reversed where possible. As it is impossible to describe every potential conflict, we rely on you to exercise sound judgment, to seek advice when appropriate, and to adhere to the highest standards of integrity. Every employee, officer, and director of Amneal is expected to act in the best interests of Amneal and to protect our reputation from any conflicts. We should also be sensitive to even the appearance of a conflict. This means that employees, officers, and directors should avoid any investment, interest, association, or activity that may cause others to doubt their or Amneal’s fairness or integrity, or that may interfere with their ability to perform job duties objectively and effectively. Many potential conflicts of interest can be prevented or remedied by making full disclosure of the situation to your supervisor and functional leader. Our supervisors and leaders are responsible to ensure that Amneal’s interests are protected from conflicts of interest. The following activities could represent conflicts of interest:

•	owning, directly or indirectly, a significant financial interest in any entity that does business, seeks to do business, or competes with Amneal;

•	holding a second job that interferes with your ability to do your regular job;

•	employing, consulting, or serving on the board of a vendor, competitor, customer, supplier, or other service provider;

•	hiring a vendor, supplier, distributor, or other agent managed or owned by a relative or close friend;

•	soliciting or accepting any cash, gifts, entertainment, or benefits that are more than modest, as defined or described in local policies, in value from any vendor, competitor, supplier, or customer; and

•	taking personal advantage of corporate opportunities.

Insider Trading

You are prohibited from trading or enabling others to trade stock of another company such as a customer, supplier, competitor, potential acquisition or alliance partner while in possession of material nonpublic information (“Material Information”) about that company. Material Information is any information that an investor might consider important in deciding whether to buy, sell, or hold securities. Information is considered non-public if it has not been adequately disclosed to the public. All non-public information

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about Amneal or about companies with which we do business is considered confidential information. To use Material Information in connection with buying or selling securities, including tipping others who might make an investment decision on the basis of this information, is not only unethical, it is illegal. We must exercise the utmost care when handling Material Information. At times we may receive confidential information before it is made publicly available to ordinary investors of other companies. Some of that information may be considered significant or material, and could be important to an investor deciding to buy, sell or hold securities.

Relationships with Regulators

Given the highly regulated environment in which we operate, we must be vigilant in meeting our responsibilities to comply with relevant laws and regulations. We expect full cooperation of our employees with our regulators and to respond to their requests for information in an appropriate and timely manner. You should be alert to any changes in the law or new requirements that may affect our business and be aware that new products or services may be subject to special legal and/or regulatory requirements. If you become aware of any significant regulatory or legal concern, you must immediately bring them to the attention of our functional leader and the Legal Department. We are committed to maintaining an open, constructive and professional relationship with regulators on matters of regulatory policy, submissions, compliance, and product performance.

Communicating with External Parties

Amneal employees are not authorized to speak with the media, investors, and analysts on behalf of Amneal unless authorized by Laurene Isip, Senior Director Corporate Communications. Unless specifically authorized, do not give the impression that you are speaking on behalf of Amneal in any communication that may become public. This includes posts to online forums, social media sites, blogs, chat rooms, and bulletin boards. This policy also applies to comments to journalists about specific matters that relate to our business, as well as letters to the editor and endorsements of products or services.

Exhibit B

(To be signed on or within 45 days after termination. Please do not sign before the date of termination.)

RELEASE AGREEMENT

(Age 40 or Older)

In exchange for my receipt of the severance payments and benefits set forth in Sections 4.4.2 and 4.4.3 of my Employment Agreement, dated [            ], 201[    ] (as amended, my “Employment Agreement”), with Amneal Pharmaceuticals, Inc. (“Amneal”), and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, I do hereby release and forever discharge the “Releasees” hereunder, consisting of Amneal and its Subsidiaries (as defined below), and, in their capacity as such, each of their predecessors, successors, partners, directors, officers, employees, attorneys and agents, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which I now have or have ever had against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date I sign this Release Agreement. The Claims released herein include, but are not limited to: (1) all claims arising out of or in any way related to my service or employment relationship with any of the Releasees or the termination of that relationship; (2) all claims related to my compensation or benefits from the any of the Releasees, including salary, bonuses, commissions, Paid Time Off, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in Amneal or its Subsidiaries (collectively, the “Group Entities”); (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including (without limitation) claims for discrimination, harassment, retaliation, attorneys’ fees, and other claims arising under the Age Discrimination in Employment Act, as amended (the “ADEA”); Title VII of the Civil Rights Act of 1964, as amended; the Equal Pay Act; the Civil Rights Act of 1866; the Family and Medical Leave Act of 1993, as amended; the Americans with Disabilities Act of 1990, as amended; the False Claims Act, as amended; the Employee Retirement Income Security Act, as amended; the Fair Labor Standards Act, as amended; the Sarbanes-Oxley Act of 2002; the Worker Adjustment Notification and Retraining Act; the New Jersey Law Against Discrimination; the New Jersey Conscientious Employee Protection Act; the New Jersey Family Leave Act; the New Jersey Wage Payment Law; the New Jersey Wage and Hour Law; the New Jersey Equal Pay Act; and retaliation claims under the New Jersey Workers’ Compensation Law. For purposes of this Release Agreement, the term Subsidiary shall mean any entity with voting equity securities that is more than 50% controlled by Amneal as the parent company or the holding company.

Notwithstanding the foregoing, this Release Agreement shall not be construed in any way to release any Claim (i) to payments and benefits under Section 4.4.2 and 4.4.3 of my

Employment Agreement, (ii) to accrued or vested benefits I may have, if any, as of the date hereof under any applicable plan, policy, practice, program, contract or agreement with any Group Entity, (iii) for indemnification and/or advancement of expenses, arising under any indemnification agreement between me and any Group Entity or under the bylaws, certificate of incorporation or other similar governing document of any Group Entity, (iv) to any rights or benefits that may not be waived pursuant to applicable law, including, without limitation, any right to unemployment insurance benefits, or (v) to my right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator.

For the avoidance of doubt, nothing in this Release will be construed to prohibit me from filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity, including but not limited to the EEOC, the Department of Justice, the Securities and Exchange Commission, the National Labor Relations Board, Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation; provided, however, that I may not disclose information of the Releasees that is protected by the attorney-client privilege, except as otherwise required by law. I do not need the prior authorization of the applicable Releasee to make any such reports or disclosures, and I am not required to notify the applicable Releasee that I have made such reports or disclosures.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, and that the consideration given under my Employment Agreement for the waiver and release I am providing herein is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the date I sign this Release Agreement; (b) I should consult with an attorney prior to signing this Release Agreement (although I may choose voluntarily not to do so); (c) I have forty-five (45) days to consider this Release Agreement (although I may choose voluntarily to sign this Release Agreement before the end of the 45-day period) and to return the signed Release Agreement to Amneal; (d) I have seven (7) days following the date I sign this Release Agreement (the “Revocation Period”) to revoke the Release Agreement as described below; and (e) this Release Agreement shall not be effective until the date upon which the Revocation Period has expired, which shall be the eighth day after I sign this Release Agreement (the “Effective Date”). I understand and agree that if I choose to revoke this Release Agreement, I must deliver notice of such revocation in writing, by personal delivery, email or mail, to [NAME], [TITLE] (            @            .com) at Amneal, [ADDRESS], no later than 5:00 p.m. Pacific Time on the last day of the Revocation Period. If mailed, the revocation must be properly addressed and postmarked no later than the last day of the Revocation Period.

I represent that I have no lawsuits, claims or actions pending in my name, or on behalf of myself or any other person or entity, against any of the Releasees. I agree that I will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any actual or potential claim or cause of action of any kind against the Releasees and I shall not induce or encourage any person or entity to do so, unless compelled or authorized to do so by law. Notwithstanding the foregoing, I retain the right to file a charge with the Equal Employment Opportunity Commission and equivalent federal, state and local agencies, and to cooperate with investigations by any such agencies.

I acknowledge and represent that I have not suffered any discrimination or harassment by any of the Releasees on account of race, gender, national origin, religion, marital or registered domestic partner status, sexual orientation, age, disability, veteran status, medical condition or any other characteristic protected by applicable law. I acknowledge and represent that I have not been denied any leave, benefits or rights to which I may have been entitled under the FMLA or any other federal or state law, and that I have not suffered any job-related wrongs or injuries for which I might be entitled to compensation or relief. I further acknowledge and represent that, other than the benefits that will be provided to me pursuant to Sections 4.4.2 and 4.4.3 of my Employment Agreement, I have been paid all wages, bonuses, compensation, benefits and other amounts that any of the Releasees has ever owed to me, and I am not entitled to any additional compensation, severance or benefits after the date on which my employment with Amneal terminated, with the sole exception of any benefit the right to which has vested under the express terms of an Amneal benefit plan document.

In addition, I hereby acknowledge my continuing obligations under my Employee Confidentiality, Non-Solicitation and Ownership of Inventions Agreement with Amneal and under Section 6 of the Employment Agreement, including (without limitation) my obligations not to use or disclose any proprietary or confidential information of the Group Entities. Notwithstanding anything herein or in my Employee Confidentiality, Non-Solicitation and Ownership of Inventions Agreement with Amneal, I acknowledge and I agree that, pursuant to 18 USC Section 1833(b), I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

I agree that if I commence any suit arising out of, based upon, or relating to any of the Claims released under this Release Agreement, then I will pay to the Releasees, and each of them, in addition to any other damages caused to the Releasees thereby, all attorneys’ fees incurred by the Releasees in defending or otherwise responding to such suit; provided, that, this paragraph shall not apply with respect to any compulsory counterclaims within the meaning of Rule 13(a) of the Federal Rules of Civil Procedure, asserted by me against the Releasees bringing claims against me.

I agree that if any provision of this Release Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Release Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. I understand that this Release Agreement, together with my Employment Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between Amneal and me with regard to the subject matter hereof. I am not relying on any promise or representation by Amneal that is not expressly stated therein.

I acknowledge that in order for this Release Agreement to become effective, I must sign this Release Agreement and return it by email or mail to [NAME], [TITLE] (            @            .com) at Amneal, [ADDRESS], on or within forty-five (45) days after the date on which my employment terminated, and I must not exercise my right to revoke the Release Agreement as described above.

I have carefully read and fully understand this Release Agreement, and agree to be bound by its terms.

Printed Name:

Signature:

Date:

Exhibit C

Proprietary Information Agreement

EMPLOYEE CONFIDENTIALITY, NON-SOLICITATION, AND

OWNERSHIP OF INVENTIONS AGREEMENT

THIS    EMPLOYEE CONFIDENTIALITY, NON-SOLICITATION, AND OWNERSHIP OF INVENTIONS AGREEMENT (the “Agreement”) is entered into this          day of              ,          by and between Amneal Pharmaceuticals LLC, (together with any past or present subsidiaries, “Employer”), and                  (“Employee”).

RECITALS

A.     Employer owns certain valuable Confidential Information (as defined below), some or all of which is used by or available to Employee in the ordinary course of his/her duties as an employee of the Employer, and protecting the Confidential Information is critical to the Employer’s success and ability to continue as a going concern; and

B.     Employer has established a policy of requiring all employees and contractors having access to its Confidential Information to enter into confidentiality agreements, and Employee acknowledges the importance of protecting the Confidential Information and is willing to enter into and be bound by this Agreement for that purpose.

AGREEMENT

NOW, THEREFORE, in consideration of the hiring and employment by the Employer of Employee, and the mutual promises set forth herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties intending to be legally bound hereby agree as follows:

1.     Recitals. The foregoing recitals are incorporated herein and made a substantive part of this Agreement.

2.     Applicability. The terms and conditions of this Agreement apply to Employee in the ordinary course of his/her duties as an employee of Employer.

3.     Confidential Information. For purposes of this Agreement, “Confidential Information” means all information or material of the Employer that is proprietary and confidential, including but not limited to the following types of information and material, as it may have existed in the past, currently exist or be planned, anticipated or exist in the future: (i) trade secrets, product specifications, data, know-how, formulae, formulations, compositions, designs, sketches, devices, photographs, graphs, drawings, samples, discoveries, inventions and ideas, improvements, research and development, methods and processes, customer lists, customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer and database technologies, systems, structures, and architectures, discoveries, concepts, financial information and statements, marketing and pricing strategies and decisions, financial projections and budgets, historical and projected sales, capital spending, budgets and plans, the terms of contracts to which the Employer is or has been a party, the names and backgrounds of key personnel, personnel training

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techniques and materials, and any other information concerning the business and affairs of the Employer; (ii) notes, analyses, compilations, studies, summaries and other material prepared by or for the Employer or any employee or consultant of the Employer, including without limitation Employee, containing or based, in whole or in part, on any information included in the foregoing; (iii) the knowledge and ability to put and use together various individual elements of Confidential Information and/or public information when such knowledge and ability has been learned or developed during Employee’s employment with the Employer, whether or not on the Employer’s premises; and (iv) information and materials received by the Employer from third parties in confidence. In addition, protection of the Employer’s trade secrets as referenced above are in addition to, and not a substitute for, the “trade secrets” protected by any applicable state statute.

4.     Confidentiality. Employee agrees Employee shall not disclose to others, nor shall Employee use for Employee’s or another’s benefit, any such Confidential Information, either during Employee’s employment with the Employer or thereafter. Employee shall use Confidential Information only for the benefit of the Employer within the scope of Employee’s assigned employment duties. Except as authorized by the Employer in advance and in writing, Employee agrees (i) not to disclose Confidential Information to any entity or person not employed or retained by the Employer and (ii) not to use, transfer, or assist others in using the Confidential Information or any other property of the Employer for any purpose other than in furtherance of the business of the Employer.

5.     Exceptions.

a.     The obligations of confidentiality of Section 4 hereof do not apply to any part of the Confidential Information which Employee can demonstrate by reliable written evidence (i) was, or becomes generally available to the public other than through a breach of this Agreement by Employee; or (ii) has been acquired by Employee on a non-confidential basis from any third party having a lawful right to disclose it to Employee; or (iii) was, or is, developed by Employee without reliance on the Confidential Information; or (iv) Employee is required by law to disclose, subject to the provisions of (b) below; or (v) was already in the possession of Employee.

b.     If, pursuant to a court or other legal order, Employee is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any information supplied to Employee during the course of Employee’s employment with Employer, it is agreed that Employee will provide Employer with prompt written notice of such request(s) or requirement (prior to complying with such disclosure request or requirement) so that Employer may seek an appropriate protective order and/or provide a limited waiver of Employee’s compliance with the provisions of this Agreement solely with respect to the referenced order.

c.     If Employee relies upon a fact or facts described in part (a) of this paragraph as the basis for disclosure of the Confidential Information, Employee bears the burden of proof with respect to the fact or facts relied upon.

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6.     Non-Solicitation of Employees.     Employee acknowledges that but for Employee’s employment with the Employer, Employee would not have had access to the Employer’s employees and the Confidential Information regarding same. Employee agrees that during the course of Employee’s employment and for a period of one (1) year after the cessation of Employee’s employment for any reason, Employee shall not, directly or indirectly, solicit on Employee’s behalf or on behalf of any individual or entity competing with or seeking to compete with the Employer, or directly or indirectly, assist any such individual or entity in soliciting, any employees of the Employer to leave the employ or in any other way modify or alter their respective employment or business relationship with the Employer. Employee agrees that if Employee violates any of the restrictions contained in this paragraph, the restrictive period provided for shall be increased by the period of time from the commencement of any such violation until the time such violation shall be cured by Employee; or, in the event the Employer seeks judicial enforcement of this Agreement, for a period of one (1) year from the date of any Court order enforcing the Agreement.

7.     Employer’s Ownership of Inventions and Confidential Information.     Employee agrees to immediately disclose to the Employer all Confidential Information developed in whole or in part by him/her during the term of Employee’s employment with the Employer. All right, title and interest in and to the Confidential Information including, without limitation, all intellectual property, inventions, improvements, and derivative works conceived, reduced to practice, participated in or made by Employee during his/her employment with the Employer (regardless of whether such inventions or improvements are made by Employee during his/her hours of employment or at the Employer’s facilities), are and shall remain the exclusive property of the Employer. Accordingly, Employee agrees to and hereby does grant and assign to Employer all right, title and interest in and to all Confidential Information existing now or in the future upon its creation. Notwithstanding the foregoing, Employee shall without further consideration undertake any reasonable action requested by the Employer to confirm or secure the Employer’s rights in the Confidential Information including, without limitation, the execution and delivery of conveyance documents.

8.     Records and Other Employer Property.     At the Employer’s request, or upon termination of Employee’s employment with Employer, whichever is sooner, Employee agrees to turn over to Employer all notes, data, tapes, lists, reference items, sketches, drawings, memoranda, records and other materials in any way containing, constituting or relating to any Confidential Information, and other documents which are in Employee’s possession or control belonging to Employer or relating to its business.

9.     Records.     At the Employer’s request, or upon termination of Employee’s employment with Employer, Employee agrees to turn over to Employer all notes, data, tapes, lists, reference items, sketches, drawings, memoranda, records and other materials in any way containing, constituting or relating to any Confidential Information, and other documents which are in Employee’s possession or control belonging to Employer or relating to its business.

10.     Miscellaneous.     This Agreement constitutes the sole and entire agreement of the parties with respect to the subject matter hereof and supersedes any previous or contemporaneous oral or written communications, representations, understandings or agreements with the Employer or any representative of the Employer regarding the subject matter hereof. If any provision of this

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Agreement is found to be invalid or unenforceable in any circumstance, such invalidity or unenforceability shall not affect the other provisions of this Agreement. This Agreement may not be modified or amended except by a writing signed by an authorized officer of the Employer. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, except to the extent the issue arising under the Agreement is governed by federal law, and any dispute arising out of this Agreement that cannot be settled amicably by the parties shall be adjudicated in the state or federal courts of the State of New Jersey, the exclusive jurisdiction and venue of which the parties hereby acknowledge and agree to. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns. It is further understood and agreed that no failure or delay by a party hereto in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof, or the exercise of any right, power or privilege hereunder. The parties acknowledge and agree that the Employer shall be entitled to seek an injunction or other equitable relief to enforce its rights under this Agreement without the necessity of posting bond and shall be entitled to recover from Employee all costs incurred by it in enforcing its rights under this Agreement, including attorney’s fees.

IN WITNESS WHEREOF, the parties have executed this Employee Confidentiality, Non- Solicitation, And Ownership of Inventions Agreement as an instrument under seal as of the day and year first above written.

Amneal Pharmaceuticals LLC	Employee

By:	By:
Name:	Name:
Date:	Date:

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